Exhibit 10.1

                              EMPLOYMENT AGREEMENT


         EMPLOYMENT AGREEMENT dated as of September 23, 2002 between QMED, INC., a Delaware corporation (the "Company"), and BILL SCHMITT ("Executive").

         WHEREAS, the Company wishes to retain the services of the Executive in the areas of accounting and finance and the Executive is willing to enter the Company's employ on the terms and conditions set forth below.

         NOW THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, it is agreed between the Company and the Executive as follows:

1.       EMPLOYMENT.

         The Company, subject to the approval of this Agreement by the Company's Board of Directors, hereby employs Executive as its Senior Vice President Finance and Chief Financial Officer during the term hereof, as hereinafter described, and Executive hereby accepts such employment.

2.       EFFECTIVE DATE.

         This Agreement shall commence thirty (30) days after the Company's Board of Directors approves this Agreement and the options described in Section
5.3 (b), below, have been duly granted and provided for (the "Effective Date").

3.       TERM OF EMPLOYMENT.

         Unless earlier terminated pursuant to Section 8 hereof, the term of employment under this Agreement (the "Term") shall be for an "Initial Period" commencing on the Effective Date through November 30, 2004. This Agreement shall be automatically renewed beyond the Initial Period, for successive one year periods from December 1 through November 30 of each year, unless either party shall notify the other in writing of its intention not to renew this Agreement ("Non-renewal Notice"), which Non-renewal Notice shall be given at least 90 days prior to the end of the then current term, including the Initial Period.

4.       DUTIES.

         4.1 During the Term, Executive shall serve as Senior Vice President Finance and Chief Financial Officer of Company. In Executive's capacity as Senior Vice President Finance and Chief Financial Officer of the Company, the Executive shall have the customary powers, responsibilities and authorities of principal financial officers of corporations of comparable size, type and nature

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of the Company, as it exists from time to time, including primary responsibility for the financial management of the Company, its accounting and internal audits and any duties prescribed for such positions in the By-laws of Company as in effect from time to time, and those responsibilities and duties as the Board of Directors and Chief Executive Officer ("CEO") may from time to time direct Executive to undertake and to perform which are consistent and appropriate to the capacities of senior corporate management held by Executive.

         4.2 The Executive, if elected, shall serve as a member of the Board of Directors of the Company, provided that nothing in this section shall be construed to require the Executive's nomination or election as such. The Executive shall, if directed by the Board of Directors or CEO, serve as the highest ranking financial officer of each of the Company's wholly-owned subsidiaries. If elected to the Board of Directors, Executive shall be entitled to such compensation and other benefits for serving as a member of the Board of Directors as other non-independent members of the Board of Directors receive.

         4.3 Executive shall serve the Company faithfully and to the best of his ability and shall devote all of his time, skill, efforts and attention during business hours (unless prevented by illness or incapacitation) to the business affairs of Company.

         4.4 As long as the Board of Directors has not reasonably determined that such activities interfere with his duties and responsibilities hereunder, nothing in this Agreement shall preclude the Executive from engaging in charitable and community affairs, from managing any passive investment made by him in publicly-traded securities or other property. For purposes of this Agreement, passive investment shall mean the beneficial ownership of not more than 1% of the voting stock of an entity whose equity securities are traded on a national securities exchange or Nasdaq. The Executive may serve as a member of the boards of directors or as a trustee of any other corporation, association or entity so long as in the reasonable judgment of the Company's Board of Directors, such activities do not conflict or interfere with his duties hereunder.

5.       COMPENSATION.

         For all services to be rendered by the Executive in any capacity during the Term, including without limitation, services as an executive, officer, director or member of any committee of the Company, its subsidiaries, joint ventures, divisions and affiliates, the Executive shall be compensated as follows:

         5.1 Salary. Company shall pay Executive a base salary ("Base Salary") as follows: Salary at the annual rate of $150,000 for the period commencing on the Effective Date and ending November 30, 2002. $172,500 per year for the one-year period commencing December 1, 2002 and ending November 30, 2003. Thereafter, Executive Base Salary will be fixed by the Executive Evaluation and Compensation Committee of the Company's Board of Directors (the "Compensation Committee"). Executive's Base Salary may be increased, but not decreased by the Board of Directors. Once increased, such increased amount shall constitute the Executive's Base Salary. Base Salary shall be payable in accordance with the regular payroll practices of the Company.

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         5.2 Compensation Plans and Programs. Executive shall be eligible to participate in any compensation plan or program, bonus, annual or long term, maintained by Company in which other senior executives of Company participate on terms set by the Compensation Committee. Executive shall receive such bonus as may from time to time be approved by the Compensation Committee. The present bonus level recommendations which the CEO will make to the Compensation Committee for fiscal 2003 for Executive will be in a range of 14% to 40% of the Executive's Base Salary

         5.3 Stock Option Awards.

         (a) Annual Grants. During the Term, Executive will have an annual opportunity to be granted an option (the "Annual Option") for shares of the Company's Common Stock, a target level value of a percentage of Base Salary established by the Compensation Committee, based upon the performance goals established by the Compensation Committee. The determination of the value of the Annual Options to be granted in the future will be made by the Compensation Committee using the valuation method it employs in making annual option grants to senior executives of the Company.

         (b) Initial Grants. The Company's CEO will recommend an initial grant of 16,000 incentive stock options for Executive exercisable at the fair market value of the Company's Common Stock on the date of grant, which shall vest one half on the first and second anniversary of the date of grant. In addition, the Company's CEO will recommend an option grant for Executive of not less than $112,000 face value (number of options times the per share fair market value of the Company's Common Stock on the date of grant) to the Compensation Committee when it meets to address annual option grants to senior executives at or after the end of fiscal 2003 and such option will vest over the same three year period as grants to other senior executives. In the event Executive is terminated without Cause or Executive terminates this Agreement for Good Reason (defined below), the Executive dies or becomes disabled, or the Term expires as a result of a Non-renewal Notice given to the Executive by the Company (but not if the Non-renewal Notice is given to the Company by the Executive), all options granted to Executive shall immediately vest. In the event Executive is terminated for any other reason, the Executive shall only be entitled to such options that have vested prior to the date of termination.

         5.4 Withholding. All compensation payments, whether during the Term or following termination pursuant to Section 8 hereof, shall be subject to such withholding as is required by applicable law.

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6.       BENEFITS.

         6.1 Benefit Programs. Executive shall be eligible to participate in all Executive benefit programs of the Company from time to time in effect and generally available to the Company's senior executives, including, but not limited to health (which shall include an annual physical and shall cover the Executive's dependents), and disability insurance (which policy currently guarantees up to 60% of Executive's then current Base Salary upon Executive's occupational or functional disability based upon insurer's examination and risk assessment).

         6.2 Vacation. Executive is entitled to up to three weeks (15 business days) of paid vacation per each calendar year. Executive shall not utilize his vacation time in periods of longer than 10 consecutive business days without obtaining the express consent of the CEO. Unused vacation shall be forfeited as of December 31 of each calendar year. In addition to paid vacation time, the Executive will be paid for sick, personal and floating days up to a maximum of nine days per calendar year.

         6.3 Fringe Benefits. Executive shall be entitled to the perquisites and other fringe benefits made available to senior executives of the Company.

         6.4 Expenses. Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, including, without limitation, expenses for travel, cellular telephone (including access charges and business calls) and similar items related to such duties and responsibilities. Company will reimburse Executive for all such expenses upon presentation by Executive of appropriately itemized accounts of such expenditures.

         6.5 Automobile. Company shall pay Executive for all reasonable expenses, of up to $600 per month incurred in operating an automobile for Executive's use in the performance of his duties hereunder and in the conduct of Company's affairs.

7.       INDEMNIFICATION.

         Executive shall be indemnified by the Company against expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense of any action, suit, investigation or proceeding or similar legal activity, regardless of whether criminal, civil, administrative or investigative in nature ("Claim"), to which he is made a party or is otherwise subject to, by reason of his being or having been an officer of Company, to the full extent permitted by applicable law and the Certificate of Incorporation of Company. Such right of indemnification will not be deemed exclusive of any other rights to which Executive may be entitled under Company's Certificate of Incorporation or By-laws, as in effect from time to time, any agreement or otherwise.

8.       TERMINATION OF EMPLOYMENT.

         8.1 Termination Without Cause or for Good Reason.

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         (a)      Company may terminate Executive's employment at any time for any reason. If Executive's employment is terminated by the Company other than for Cause (as defined in Section 8.4 hereof) or as a result of Executive's death or Permanent Disability (as defined in Section 8.2 hereof) or if Executive terminates his employment for Good Reason (as defined in Section 8.1 (b) hereof) prior to the Termination Date, Executive shall receive or commence receiving as soon as practicable in accordance with the terms of this Agreement:

                  (i) such payments under applicable plans or programs, including but not limited to those referred to in
                           Section 5.2 hereof, to which he is entitled pursuant to the terms of such plans or programs through the date of termination;

                  (ii) any earned but unpaid bonus which amount shall be paid at the same time bonuses are paid to other senior executive officers of the Company for the same bonus period;

                  (iii) severance payments (the "Severance Payments"), which shall equal the Executive's Base Salary for the remainder of the Initial Period ending November 30, 2004. If such termination occurs after November 30, 2004. the Severance Payments shall equal six months of Executive's Base Salary as in effect on the date of such termination. The Severance Payments will be paid in the same manner and frequency as Base Salary was paid prior to termination, but no less frequently than monthly;

                  (iv) payment in respect of allowed but unused vacation days (the "Vacation Payment") which amount shall be paid in a cash lump sum not later than 30 days following the date of termination;

                  (v)      the health benefit programs referred to in Section
                           6.1 for the Executive and Executive's dependents for a period of three (3) months after termination in the same manner as the other senior executive officers of the Company.

         (b) For purposes of this Agreement, "Good Reason" shall mean any of the following (without Executive's express prior written consent):

                  (i) Any material breach by Company of any provision of this Agreement, including any material reduction by Company of Executive's duties or responsibilities (except in connection with the termination of Executive's employment for Cause, as a result of Permanent Disability, as a result of Executive's death or by Executive other than for Good Reason);

                  (ii)     A reduction by the Company in Executive's Base
                           Salary; or

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                  (iii)    The failure by the Company to obtain the specific
                           assumption of this Agreement by any successor or assign of Company as provided for in Section 11 hereof.

         (c) The Company's obligation to make Severance Payments shall be conditioned upon the Executive's continued compliance with the provisions of Section 9 hereof, release of the Company from all liability except for the Severance Payment, his execution of such documents and certificates reasonably required by the CEO relating to the Company's financial statements and disclosure controls during his tenure, and his agreement not to disparage the Company or any of its officers or directors following such termination.

         8.2 Permanent Disability. If Executive becomes totally and permanently disabled (as defined in the Company's disability benefit plan applicable to senior executive officers as in effect on the date thereof) ("Permanent Disability"), Company or Executive may terminate Executive's employment on written notice thereof, and Executive shall receive or commence receiving, as soon as practicable:

                  (i) amounts payable pursuant to the terms of the disability insurance policy or similar arrangement which Company maintains during the Term;

                  (ii) the Vacation Payment which shall be paid to Executive as a cash lump sum within 30 days of such termination;

                  (iii) such payments under applicable plans or programs, to which he is entitled pursuant to the terms of such plans or programs through the date of termination; and

                  (iv) the option described in Section 5.3(b) will immediately vest.

         8.3 Death. In the event of Executive's death during the Term, Executive's estate or designated beneficiaries shall receive or commence receiving, as soon as practicable in accordance with the terms of this
Agreement:

                  (i) compensation equal to one year's Base Salary less any death benefits provided under the Executive benefit programs. Such compensation shall be paid in six equal installments beginning within 30 days of the of Executive's death;

                  (ii) any death benefits provided under the Executive benefit programs, plans and practices referred to in Sections 5.2 and 6.1 hereof, in accordance with their respective terms;

                  (iii) the Vacation Payment which shall be paid to Executive as a cash lump sum within 30 days of such termination;

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                  (iv)     such other payments under applicable plans or
                           programs, including but not limited to those referred to in Section 5.2 hereof, to which Executive's estate or designated beneficiaries are entitled pursuant to the terms of such plans or programs;

                  (v)      the health benefit programs referred to in Section
                           6.1 for the Executive's dependents for a period of three (3) months after termination in the same manner as the other senior executive officers of the Company; and

                  (vi) the options described in Section 5.3(b) will immediately vest.

         8.4 Non-renewal; Voluntary Termination by Executive; Discharge for
Cause.

         (a) Expiration. Except as set forth in Section 5.3(b), in the event this Agreement expires as a result of either party giving the other an Non-renewal Notice in the manner described in Section 3, above, Executive shall be entitled only to such compensation and benefits through the date of such expiration, and as required by applicable law. Any accrued but unpaid salary and Vacation Payment will be paid to Executive in a lump sum 30 days after such expiration.

         (b) Voluntary or for Cause. In the event that Executive's employment is terminated by Company for Cause, as hereinafter defined, or voluntarily by Executive other than for Good Reason or other than as a result of the Executive's Permanent Disability or death, prior to the Termination Date, Executive shall be entitled only to receive, as a cash lump sum within 30 days of such termination (i) the Vacation Payment; and (ii) earned but unpaid Bonus . As used herein, the term "Cause" shall be limited to (i) willful malfeasance, willful misconduct or gross negligence by Executive in connection with his employment in a matter of material importance to the conduct of the Company's affairs which has a material adverse affect on the business of the Company, (ii) continuing refusal by Executive to perform his duties hereunder after notice of any such refusal to perform such duties or direction was given to Executive by the CEO or Board of Directors, (iii) any material breach of this Agreement by Executive or (iv) the conviction of Executive for commission of a felony. For purposes of this subsection, no act or failure to act on the Executive's part shall be considered "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Termination of Executive pursuant to this Section 8.4 shall be made by delivery to Executive of a copy of a resolution duly adopted by the affirmative vote of a majority of the members of the Board of Directors called and held for such purpose, finding that in the good faith business judgment of such Board of Directors, Executive was guilty of conduct set forth in any of clauses (i) through (iv) above and specifying the particulars thereof.

         8.5. Late Payments. Any amounts due hereunder to Executive which remain unpaid after their due date, shall bear interest from the due date until paid at a rate of the prime rate (in effect on the date thereof for First Union Bank, N.A.). Notwithstanding any provision of this Agreement to the contrary, in the event any amounts due Executive remain unpaid after their due date, the Executive shall be entitled to all remedies at law and equity.

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9.       RESTRICTIVE COVENANTS.

         9.1 Confidentiality. Executive recognizes that, by reason of his employment hereunder, he may acquire confidential information and trade secrets concerning the operation of Company, the use or disclosure of which could cause Company substantial loss and damages which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, Executive covenants and agrees with Company that he will not, either during the term of his employment hereunder and for a period of six months after the expiration or termination of this Agreement, disclose, furnish or make accessible to any person, firm or corporation (except (i) in the ordinary course of business in performance of Executive's obligations to Company hereunder or (ii) when required to do so by a court of competent jurisdiction, by any governmental, administrative or legislative agency having supervisory authority over the business of Company or (iii) with the prior written consent of Company pursuant to authority granted by a resolution of the Board of Directors) any confidential information that Executive has learned or may learn by reason of his association with Company. As used herein, the term "confidential information" shall include, without limitation, information not previously disclosed to the public or to the trade by Company with respect to the business or affairs of Company, including, without limitation, information relating to business opportunities, customer lists, price lists, trade secrets, systems, techniques, procedures, methods, inventions, facilities, financial information, business plans or prospects.

         9.2 Non-Competition. During the period of his employment hereunder and for six months thereafter, Executive agrees that, without the prior written consent of Company, (A) he will not, directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder (where Executive is the beneficial owner of more than one percent (1%) of the voting stock), partner, investor, lender or Executive or in any other capacity, carry on, be engaged in or have any financial interest in, any business which is directly in competition with the business of Company and/or its subsidiaries and (B) he shall not, on his own behalf or on behalf of any person, firm or company, directly or indirectly, solicit or offer employment to any person who has been employed by Company at any time during the 12 months immediately preceding such solicitation.

10.      INJUNCTIVE RELIEF.

         Without intending to limit the remedies available to Company, Executive acknowledges that a breach of the covenants contained in Section 9 of this Agreement may result in material irreparable injury to Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Executive from engaging in activities prohibited by such Section or such other relief as may be required to specifically enforce any of the covenants in such Section.

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11.      ASSIGNMENT.

         This contract shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by Company, except that Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of Company, if such successor expressly agrees to assume the obligations of Company hereunder.

12.      NOTICES.

         Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficiently given if delivered in person, or mailed by certified first class mail, postage prepaid, or sent by a reputable overnight courier service, addressed to the party to be notified at the address(es) specified below (or such other address as may be specified by notice in this manner):

         Notice to Company:

                  Q-Med, Inc.
                  100 Metro Park South, 3rd Floor
                  Laurence Harbor, NJ  08878
                  Attention:  CEO and Board of Directors

         Notice to Executive:

                  Bill Schmitt
                  13 Thornley Road
                  Eatontown, NJ  07724

         Notices shall be deemed given as of the date delivered or the date entrusted to the United States postal service or courier service.

13.      COUNTERPARTS.

         This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

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14.      HEADINGS.

         The headings in this Agreement are for convenience only and in no way define, limit, or describe the scope or intent of any provision of this Agreement.

15.      WAIVER.

         The waiver by either party of noncompliance by the other party of any term or provision of this Agreement shall not be construed as a waiver of any other non-compliance.

16.      ARBITRATION.

         In the event a dispute arises under any term or provision hereof, such dispute shall be settled by arbitration in the county in the State of New Jersey selected by the Executive, by and in accordance with the rules then existing of the American Arbitration Association. The reasonable legal fees of the Executive in connection with a matter subject to arbitration hereunder shall be paid by the Company in the event that Executive prevails in such arbitration.

17.      SEVERABILITY.

         If any one or more of the provisions contained in this Agreement shall be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof.

18.      MITIGATION OF DAMAGES.

         Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise after the termination of his employment hereunder.

19.      GOVERNING OF LAW.

         THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW JERSEY WITHOUT REGARD TO ITS CONFLICTS OF LAWS RULES OR PRINCIPLES.


                            [SIGNATURE PAGE FOLLOWS]

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                     QMED, INC.



                                      By:      /s/ Jane Murray
                                          --------------------------------------
                                          Jane Murray, Executive Vice President
                                           and COO


                                     EXECUTIVE



                                       /s/ William Schmitt
                                      ------------------------------------------
                                      Bill Schmitt

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